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EXHIBIT 99.1


FOR IMMEDIATE RELEASE
SOURCE: THE HARTCOURT COMPANIES, INC.
SHANGHAI, DECEMBER 21, 2004 AT 6.30AM EST

PRESS RELEASE

HARTCOURT APPOINTS VICTOR ZHOU TO ITS BOARD OF DIRECTORS


SHANGHAI - DECEMBER 21, 2004 -- THE HARTCOURT COMPANIES, INC. (OTC BB: HRCT,
FRANKFURT: 900009), today announced that it has appointed Mr. Victor Zhou to its Board of Directors. Mr. Zhou is well respected in the Chinese securities industry with over 12 years of experiences. Hartcourt believes that he will provide valuable guidance to the Hartcourt management team.

Mr. Zhou is the President of Fixed Assets Investment of Huatai Securities Co., one of the top ten securities firms in China in terms of volume of stock transactions in 2004. Prior to his current position, Mr. Zhou served in other senior management positions within the Huatai Securities with increased responsibilities. Before joining Huatai Securities, Mr. Zhou was the General Manager in the Jiangsu Securities Co. Mr. Zhou has extensive experiences in securities trading, private equity investment and asset management.

Mr. Zhou received his Bachelor of Arts degree in Economics from Hunan University and EMBA from China Europe International Business School.


ABOUT HARTCOURT
THE HARTCOURT COMPANIES, INC. IS AN IT RETAILER, DISTRIBUTOR AND SERVICE PROVIDER IN THE PEOPLE'S REPUBLIC OF CHINA (PRC). HARTCOURT IS HEADQUARTERED IN SHANGHAI. THE BUSINESS IS COMPRISED OF TWO DIVISIONS: COMMERCIAL AND CONSUMER. THE COMMERCIAL DIVISION SERVICES SMALL- AND MEDIUM-SIZED ENTERPRISES (SMES), GOVERNMENT AGENCIES AND A NETWORK OF DISTRIBUTORS WITH A WIDE RANGE OF IBM PRODUCTS INCLUDING SERVER, STORAGE, NOTEBOOK AND DESKTOP COMPUTER. AS THE COMPANY MOVES DEEPER INTO THE SME SPACE, IT PLANS TO EXPAND INTO LUCRATIVE AND FAST-GROWING MARKET SEGMENTS.

THE CONSUMER DIVISION OPERATES 22 RETAIL STORES LOCATED IN SHANGHAI AND BEIJING SERVICING CHINA'S LARGEST PC MARKETS WITH CUSTOMIZED, STORE-ASSEMBLED DESKTOP COMPUTERS, BRANDED NOTEBOOKS, COMPUTER PERIPHERALS AND ACCESSORIES. THE COMPANY HAS EXCLUSIVE DISTRIBUTION RIGHTS TO SAMSUNG MONITORS AND NOTEBOOKS IN SHANGHAI AND ZHEJIANG PROVINCES.


For more information, visit: http://www.hartcourt.com
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Forward-looking statements

The statements made in this press release that are not historical facts contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

CONTACT:

For Hartcourt:
Mr. Tony Xia, Tel: + 86 21 52138810
Fax: + 86 21 52138870 Email: ir@hartcourt.com
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For Adam Friedman Associates:
Leslie Wolf-Creutzfeldt, Tel:  212 981-2529 X 11
Email: leslie@adam-friedman.com